AMENDMENT NO. 3

TO

LOAN AND SECURITY AGREEMENT

THIS AMENDMENT NO. 3 (this “Amendment”) is entered into as of December 31, 2012, by and among HUDSON GLOBAL, INC. (formerly known as Hudson Highland Group, Inc.), a corporation organized under the laws of the State of Delaware (“HHG”), HUDSON GLOBAL RESOURCES MANAGEMENT, INC., a corporation organized under the laws of the Commonwealth of Pennsylvania (“HGRM”), HUDSON GLOBAL RESOURCES LIMITED, a company incorporated under the laws of England and Wales with registered number 03206355 (“HGR UK”, and together with HHG and HGRM, each a “Borrower” and collectively, jointly and severally, “Borrowers”), the financial institutions set forth on the signature pages hereto (each a “Lender” and collectively, “Lenders”) and RBS CITIZENS BUSINESS CAPITAL (formerly known as RBS BUSINESS CAPITAL), a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, N.A., as agent for Lenders (in such capacity, “Agent”).

BACKGROUND

Borrowers, Agent and Lenders are parties to a Loan and Security Agreement dated as of August 5, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Agent and Lenders provide Borrowers with certain financial accommodations.

Agent and Lenders are willing to make certain amendments to the Loan Agreement on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of Borrowers by Agent and Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

2. Amendment to Loan Agreement. Subject to satisfaction of the conditions precedent set forth in Section 3 below, the Loan Agreement is hereby amended as follows:

(a) Section 1.1 of the Loan Agreement is hereby amended to add the following defined terms in their appropriate alphabetical order:

“Amendment No. 3 - that certain Amendment No. 3 to this Agreement, dated as of December 31, 2012, among Borrowers, Agent and Lenders and consented and agreed to by Guarantors.”

“Amendment No. 3 Effective Date - the date when the conditions of effectiveness set forth in Section 3 of Amendment No. 3 have been met.”

(b) Section 1.1 of the Loan Agreement is hereby further amended by amending and restating the following defined terms in their entireties to provide as follows:

“Availability Block Trigger Event - such time as for two (2) consecutive Fiscal Quarters HHG and its Subsidiaries on a consolidated basis has achieved a Fixed Charge Coverage Ratio of not less than 1.2:1.0 (calculated without giving effect to the addition of any Special 2012/2013 Restructuring Charges to the numerator thereof), as verified by Borrowers’ financial statements and corresponding Compliance Certificate prepared and delivered to Agent in accordance with Section 10.1.2.”

“Availability Block - $10,000,000; provided, however, upon the occurrence of an Availability Block Trigger Event, the Availability Block shall equal $5,000,000 and shall remain at such amount at all times thereafter.”

(c) Section 10.1.2 of the Loan Agreement is hereby amended by inserting the below sentence at the end of subclause (c) thereof as follows:

“Additionally, commencing with the Compliance Certificate to be delivered after March 1, 2013 and continuing until the occurrence of an Availability Block Trigger Event, each quarter-end Compliance Certificate shall include a detailed report tracking the dollar amount of all transactions between any Loan Party (and certifying compliance with the provisions of Section 10.2.18 hereof) and any Affiliate that is not a Loan Party for (w) with respect to the Compliance Certificate to be delivered for the Fiscal Quarter ending March 31, 2013, the three month period ending on the last day of such Fiscal Quarter, (x) with respect to the Compliance Certificate to be delivered for the Fiscal Quarter ending June 30, 2013, the six month period ending on the last day of such Fiscal Quarter, (y) with respect to the Compliance Certificate to be delivered for the Fiscal Quarter ending September 30, 2013, the nine month period ending on the last day of such Fiscal Quarter and (z) with respect to each Compliance Certificate to be delivered thereafter, the immediately preceding twelve month period ending on the last day of the Fiscal Quarter covered by such Compliance Certificate;”

(d) Section 10.2.18 of the Loan Agreement is hereby amended by amending and restating subclause (g) thereof in its entirety to provide as follows:

2

“(g) (1) in the event that an Availability Block Trigger Event has not occurred, transactions (including, but not limited to, loans, investments, dividends, stock buybacks, capital expenditures or other similar transactions, in each case unless otherwise contemplated by or permitted under the Loan Documents) with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate; and (2) in the event that an Availability Block Trigger Event has occurred, transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms (fully disclosed to Agent if they involve one or more payments by a Borrower in excess of $1,000,000 in the aggregate during any Fiscal Year) and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.”

(e) Section 10.2.18 of the Loan Agreement is hereby amended by adding the following at the end thereof:

“Prior to the occurrence of an Availability Block Trigger Event, the aggregate cumulative amount of cash outflows from Loan Parties to Affiliates that are not Loan Parties shall not exceed the aggregate cumulative amount of cash inflows from (i) Affiliates that are not Loan Parties to Loan Parties, (ii) equity offerings by HHG and (iii) the proceeds of divestiture or asset sales, in the case of each of the following periods, by more than $5,000,000 for any quarterly compliance testing period beginning after March 1, 2013 or in the aggregate through December 31, 2013 or for any twelve (12) month period ending as of the end of each Fiscal Quarter commencing with the twelve (12) month period ending December 31, 2013.”

(f) Section 10.3.2 of the Loan Agreement is hereby amended and restated in its entirety to provide as follows:

“10.3.2 Fixed Charge Coverage Ratio. Upon the occurrence of an Availability Block Trigger Event on or after the Amendment No. 3 Effective Date, achieve a Fixed Charge Coverage Ratio of at least 1.1 to 1.0, calculated at the end of each Fiscal Quarter. For avoidance of doubt, there is no Fixed Charge Coverage Ratio covenant in effect hereunder as of the Amendment No. 3 Effective Date and such covenant shall not exist until the occurrence of an Availability Block Trigger Event.

3. Conditions of Effectiveness. This Amendment shall be deemed to be effective upon Agent’s receipt of (i) four (4) copies of this Amendment executed by Borrowers and Lenders and consented and agreed to by Guarantors and (ii) an amendment fee of $35,000, which fee may be charged to Borrower’s account with Agent.

3

4. Representations and Warranties. Each Borrower hereby represents and warrants as follows as of the date hereof:

(a) This Amendment and the Loan Agreement, as amended hereby, constitute legal, valid and binding obligations of Borrowers and are enforceable against Borrowers in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles, and save as a Loan Document which is not a Jersey security agreement for the purpose of the Security Interests (Jersey) Law 1983 purports to be taking security in respect to Jersey situate intangible moveable assets.

(b) Upon the effectiveness of this Amendment, each Borrower hereby certifies that the representations and warranties made by such Borrower in the Loan Agreement (to the extent the same are not amended hereby) are true and complete in all material respects with the same force and effect as if made on and as of the effective date of this Amendment (or to the extent any such representation or warranty specifically relates to an earlier date, such representation or warranty was true and complete in all material respects as of such earlier date).

(c) No Event of Default or Default has occurred and is continuing or would exist immediately after giving effect to this Amendment.

5. Effect on the Loan Agreement.

(a) Upon the effectiveness of Section 2 hereof, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.

(b) Except as specifically amended herein, the Loan Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or Lenders, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

6. Governing Law. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

7. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

4

8. Counterparts; Facsimile. This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile or other electronic transmission (including by “.pdf” and other similar format) shall be deemed to be an original signature hereto.

5

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.

HUDSON GLOBAL, INC. (formerly known as Hudson Highland Group, Inc.), as a Borrower

By: /s/ Latham Williams
Name: Latham Williams
Title: Senior Vice President, Legal Affairs and Administration, Corporate Secretary

HUDSON GLOBAL RESOURCES MANAGEMENT, INC., as a Borrower

By: /s/ Latham Williams
Name: Latham Williams
Title: Director and President

HUDSON GLOBAL RESOURCES LIMITED, as a Borrower

By: /s/ Latham Williams
Name: Latham Williams
Title: Director

RBS CITIZENS BUSINESS CAPITAL,
a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, N.A. as Agent and Lender

By: /s/ James H. Herzog, Jr.
Name: James H. Herzog, Jr.
Title: Senior Vice President

CONSENTED AND AGREED TO:

HUDSON HIGHLAND GROUP HOLDINGS

INTERNATIONAL, INC., as a Guarantor

By: /s/ Latham Williams

Name: Latham Williams

Title: Director and President

HUDSON GLOBAL RESOURCES

JERSEY LIMITED, as a Guarantor

By: /s/ Latham Williams

Name: Latham Williams

Title: Director